Exhibit 99.(h)(21)

BROOKFIELD INVESTMENT FUNDS

FIFTH AMENDMENT TO THE

FUND ACCOUNTING SERVICING AGREEMENT

THIS FIFTH AMENDMENT dated as of the [•]th day of [•], 2018, to the Fund Accounting Servicing Agreement, dated as of September 20, 2011, as amended on November 15, 2013, November 1, 2014, May 29, 2015, and February 2, 2018 (the “Agreement”), is entered into by and between BROOKFIELD INVESTMENT FUNDS, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Fourth Amended Exhibit A to the Agreement to add the Center Coast Brookfield Energy Infrastructure Fund; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Fourth Amended Exhibit A of the Agreement is hereby superseded and replaced with Fifth Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BROOKFIELD INVESTMENT FUNDS	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Name: Brian F. Hurley	Name:

Title: President	Title:

Fifth Amended Exhibit A

to the

Fund Accounting Servicing Agreement — Brookfield Investment Funds

Separate Series of Brookfield Investment Funds

Name of Series

Brookfield Global Listed Real Estate Fund

Brookfield Global Listed Infrastructure Fund

Brookfield U.S. Listed Real Estate Fund

Brookfield Real Assets Securities Fund

Brookfield Real Assets Debt Fund

Center Coast Brookfield MLP Focus Fund

Center Coast Brookfield Energy Infrastructure Fund